UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2017

Commission File Number:  000-23575

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

(805) 692-5821
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   Appointment of New Principal Officer

On March 28, 2017, the Board of Directors of Community West Bancshares (the “Company”) accepted the appointment of Susan C. Thompson to serve as Executive Vice President and Chief Financial Officer of the Company and the Company’s wholly-owned subsidiary, Community West Bank, N.A. commencing on April 1, 2017.

Ms. Thompson, age 54 has served ten of the last sixteen years at Community West, and was Senior Vice President and Controller / Principal Accounting Officer of Western Alliance Bancorporation from November 2009 to June 2013 and Senior Vice President and Controller at Pacific Capital Bancorporation from June 2007 to October 2009.  Prior to that, Ms. Thompson served as Chief Financial Officer of Alliance Manufacturing Software International and was a senior auditor with Deloitte and Touche, LLP in their financial services practice.

There have been no transactions since January 1, 2016, involving any relationship between the Company and Ms. Thompson involving an amount that will exceed $120,000 (a “related party transaction”) other than regarding her compensation arrangements discussed below.

There are no family relationships between Ms. Thompson and any directors and executive officers of the Company.

(e)  Compensatory Arrangement of Principal Officer

Ms. Thompson will be paid an annual base salary of $205,000.  In addition, the Company will establish a deferred compensation account for Ms. Thompson and will deposit into such account an amount equal to 1% of her base pay in effect at the end of each month of her employment, with interest on the balance of the deferral account at a rate equal to the then-current rate offered by the Company on a six-month certificate of deposit.

Upon approval of the Board of Directors, it is anticipated that the Board will grant Ms. Thompson an incentive stock option under the Company’s 2014 Stock Option Plan representing 20,000 shares of the Company’s common stock that will become exercisable over a five-year period.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated March 29, 2017, titled “Susan Thompson Promoted to Executive Vice President, Chief Financial Officer of Community West Bancshares and Community West Bank.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY WEST BANCSHARES

Date: March 29, 2017	By:	/s/ Martin E. Plourd
Martin E. Plourd
Chief Executive Officer and President